Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated January 28, 2009, with respect to the consolidated financial statements of Motorsports Authentics, LLC as of November 30, 2008 and 2007, and for each of the three years in the period ended November 30, 2008, which are included in the Annual Report of Speedway Motorsports, Inc. on Form 10-K for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said reports in this Registration Statement of Speedway Motorsports, Inc. on Form S-4.

/s/ Grant Thornton LLP

Charlotte, NC

August 5, 2009